Exhibit 10.5

VCA ANTECH, INC.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022

March 3, 2003

Neil Tauber
C/o VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022

Dear Neil:

     Reference is made to the employment agreement between you and VCA Antech, Inc. (“VCA Antech”) dated September 20, 2000 (the “Employment Agreement”).

     1.     Termination of Employment.

          1.1 Following the expiration of the term of the Employment Agreement, as the same may be amended from time to time, if your employment with VCA Antech terminates for any reason other than for “Cause” (as defined herein), then you shall be entitled to receive (i) on the date of termination, a lump sum payment equal to all accrued and unpaid salary and other compensation payable to you by VCA Antech and all accrued and unpaid vacation and sick pay payable to you by VCA Antech with respect to services rendered by you to VCA Antech through the date of termination; and (ii) either in a lump sum payment within 30 days of the date of termination or in twelve equal monthly installments (which shall be at the sole option of VCA Antech), the amount you would have earned as a base salary during the twelve months following the date of termination, provided however, that amount shall be reduced by the amount of any payments to be paid to you under any long-term disability insurance policy maintained by VCA Antech for your benefit; and (iii) continued medical insurance for you and your dependents for the twelve month period following the date of termination.

          1.2 For purposes of this letter agreement, “Cause” shall mean

          (i) your conviction (including any plea of guilty or no contest) of (x) any misdemeanor or felony involving the embezzlement, theft or misappropriation of monies or other property of VCA Antech, or (y) any felony involving the theft or misappropriation of monies or other property or any crime of moral turpitude; or

          (ii) your willful and continued neglect of your duties, but only if such neglect continues for thirty (30) days following receipt by you of written notice from VCA Antech specifying that breach and demanding that you cease those activities. Your duties and responsibilities include those customarily vested in the office of senior vice president, performed subject to the direction and control of the Chief Executive Officer of VCA Antech and performed by devoting your business time, energy and efforts faithfully and diligently to promote the interests of VCA Antech.

     2.     Termination of Agreement. If your employment with VCA Antech terminates for any reason prior to the expiration of the term of the Employment Agreement, then no payments or other benefits shall be owing under this letter agreement, and this letter agreement shall be null and void and of no further force or effect.

     3.     Miscellaneous. This letter agreement is effective as of the date hereof. This letter agreement contains the entire understanding of the parties to it relating to the subject matter hereof and cannot be changed or terminated except in writing signed by both you and VCA Antech. This letter agreement has been made and entered into in the state of California and shall be construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof. This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This letter agreement and all obligations and benefits hereunder shall bind and inure to the benefit of you and VCA Antech, and our respective affiliates, and their respective successors and assigns. No amendment or waiver of any term of this letter agreement shall be effective unless made in writing.

     If the foregoing correctly reflects our understanding and agreement, please execute this letter agreement in the space provided below.

VCA Antech, Inc.

	By:	/s/ Robert L. Antin Robert L. Antin Chief Executive Officer

Acknowledged and Agreed to this 3rd day of March, 2003

/s/ Neil Tauber Neil Tauber